Exhibit 5.1
[O’Melveny & Myers LLP Letterhead]
OUR FILE NUMBER
412,190-009
October 14, 2005
International Lease Finance Corporation
10250 Constellation Boulevard, Suite 3400
Los Angeles, California 90067
Re:	$350,000,000 Aggregate Principal Amount of 5.125% Notes due November 1, 2010 of International Lease Finance Corporation (the “Notes”)
     Ladies and Gentlemen:
          We have acted as your counsel in connection with the issuance and sale of the Notes. The Notes constitute a series of the Debt Securities registered on a Registration Statement on Form S-3 (File No. 333-120649) (the “Registration Statement”), filed by International Lease Finance Corporation (the “Company”) under the Securities Act of 1933, as amended. The Notes are being issued under an Indenture, dated as of November 1, 2000 (the “Indenture”), between the Company and The Bank of New York, as Trustee, as amended.
          On the basis of our consideration of such questions of law as we have deemed relevant in the circumstances, we are of the opinion, subject to the assumptions and limitations set forth herein, that the Notes have been duly authorized by all necessary corporate action on the part of the Company and when the Notes are executed and authenticated in accordance with the Indenture and upon payment for and delivery of the Notes in accordance with the terms of the Underwriting Agreement, dated October 11, 2005, between the Company and Credit Suisse First Boston LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Capital Markets, LLC, Mitsubishi UFJ Securities International plc and Scotia Capital (USA) Inc., will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.
          We have, with your approval, assumed that the certificates for the Notes will conform to the forms thereof examined by us, that the signatures on all documents examined by us are genuine, that all items submitted as originals are authentic, and that all items submitted as copies conform to the originals, assumptions which we have not independently verified.
          We consent to the incorporation by reference of this opinion in the Registration Statement.
Respectfully submitted,

/s/ O’Melveny & Myers LLP

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